Exhibit (n)(3) under Form N-1A
Exhibit 1 under Item 601/Reg. S-K

CLASS Y SHARES EXHIBIT
TO
MULTIPLE CLASS PLAN
(REVISED 6/30/10)

1.           SEPARATE ARRANGEMENT AND EXPENSE ALLOCATION

For purposes of Rule 18f-3 under the Act, the basic distribution and shareholder servicing arrangement for the Class Y Shares will consist of sales to institutional purchasers requiring less distribution support activity and less shareholder services, who are also seeking low expense ratios.  In connection with this basic arrangement, Class Y Shares will bear the following fees and expenses:

Fees and Expenses	Maximum Amount Allocated Class Y Shares
Sales Load	None
Contingent Deferred Sales Charge ("CDSC")	None
Shareholder Service Fee	None
12b-1 Fee	None
Other Expenses	Itemized expenses incurred by the Fund with respect to holders of Class Y Shares as described in Section 3 of the Plan

2.           CONVERSION AND EXCHANGE PRIVILEGES

For purposes of Rule 18f-3, Class Y Shares have the following conversion rights and exchange privileges at the election of the shareholder:

Conversion Rights:	None
Exchange Privilege:
Class Y Shares may be exchanged for Class Y Shares of any other Federated fund or share class that does not have a stated sales charge or contingent deferred sales charge, except Class A Shares of Federated Liberty U.S. Government Money Market Trust and Class K Shares.

In any exchange, the shareholder shall receive shares having the same aggregate net asset value as the shares surrendered.  Exchanges to any other Class shall be treated in the same manner as a redemption and purchase.

SCHEDULE OF FUNDS
OFFERING CLASS Y SHARES

The Funds set forth on this Schedule each offer Class Y Shares on the terms set forth in the Class Y Shares Exhibit to the Multiple Class Plan, in each case as indicated below:

Multiple Class Company	Series

Federated Income Securities Trust	Federated Short Term Income Fund

Federated U.S. Government Securities Fund: 1-3 Years

Intermediate Municipal Trust	Federated Intermediate Municipal Trust